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                                                                    EXHIBIT 99.1

(INSWEB CORPORATION LOGO)
NEWS RELEASE

MEDIA CONTACT:
Greg Jones
InsWeb Corporation
916-853-3368
gjones@insweb.com



INSWEB SUSPENDS HEALTH INSURANCE QUOTES

SACRAMENTO, FEB. 21, 2001 - Online insurance marketplace InsWeb (Nasdaq: INSW), which includes auto, term life, homeowners and other personal lines offerings from more that 40 insurers, announced today it has temporarily suspended online health-insurance quoting. InsWeb said the suspension is due to the decision by eHealthInsurance, formerly the company's exclusive provider of online health-insurance quotes, to unilaterally terminate the relationship.

         In April 2000, the two companies signed a two-year online distribution agreement by which eHealthInsurance became the exclusive provider of individual health, small-group health and Medicare supplement insurance quotes to InsWeb users through a co-branded website. As a result of that agreement, InsWeb discontinued the operation of its own online health-insurance marketplace.

         InsWeb also received notice today that eHealthInsurance has filed suit against InsWeb alleging the Company's failure to perform its obligations under their agreement.

         "We strongly disagree that our former partner had any grounds to terminate this agreement. We intend to vigorously defend the suit against us and pursue all legal remedies available to us to hold eHealthInsurance accountable for its actions," said Mark Guthrie, president and chief operating officer of InsWeb.

         "InsWeb will continue to offer an in-depth selection of automated tools, special reports and other research offerings designed to help consumers make insightful and well-informed decisions about their health-insurance needs," added Mr. Guthrie. "Based on our knowledge of the industry, we believe we'll soon find an alternative source of health quotes."

         InsWeb said that it does not expect the developments announced today to impact the Company's targets for revenues, earnings and cash break-even, as reported Feb. 1.

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ABOUT INSWEB

         InsWeb, the top-rated online insurance marketplace, enables Internet consumers to compare free, multiple quotes sponsored by more than 40 insurers. Featuring auto, term life, homeowners, renters and condo insurance offerings, InsWeb provides live customer service, interactive tools and research capabilities, and is accessible from leading sites, such as Yahoo!, MSN, Quicken.com, Netscape and NBCi.com. The company's technology supports InsWeb Japan K.K., a joint venture co-founded with SOFTBANK Finance Corp. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

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         This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding the Company's strategy and future plans, as well as statements regarding the status of the eHealthInsurance agreement, the outcome of the eHealthInsurance litigation and the expected impact of those events on the Company's ongoing operations, revenues, earnings and cash break-even target. The Company's actual results may differ due to a variety of other factors, including, among others, the Company's ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; and implementation and acceptance of new product or service offerings. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

         "INSWEB" is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance carriers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.